EXHIBIT 2
                                                                       ---------

                                VOTING AGREEMENT


         VOTING AGREEMENT, dated as of April 17, 2005 (this "AGREEMENT"), by and among Electrograph Holdings, Inc., a Delaware corporation ("PARENT"), and a certain stockholder of Manchester Technologies, Inc., a New York corporation (the "COMPANY"), whose name is set forth on the signature pages to this Agreement (the "STOCKHOLDER").

                                    RECITALS

         WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, CICE Acquisition Corp., a New York corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company are entering into an Agreement and Plan of Merger (as the same may be amended or modified from time to time in accordance with its terms, the "MERGER AGREEMENT") which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent (the "MERGER").

         WHEREAS, as a condition and inducement to entering into the Merger Agreement, Parent has requested that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement which sets forth the agreements of Parent and the Stockholder with respect to, among other things, the voting of shares of common stock, par value $0.01 per share, of the Company ("COMPANY SHARES") owned by the Stockholder in connection with the Merger.

         WHEREAS, the board of directors of the Company has determined that this Agreement and the transactions contemplated by this Agreement are advisable and fair and in the best interests of the Company and its shareholders, and in connection therewith, approved this Agreement and the transactions contemplated hereby, including exempting Parent and its Affiliates from Section 912 of the NYBCL.

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         1.1 GENERAL. Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement.

         1.2 CERTAIN DEFINED TERMS. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

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                                                                               2


         "COVERED SHARES" means, with respect to the Stockholder, any Company Shares that the Stockholder beneficially owns, holds of record or otherwise has the right to vote, directly or indirectly, together with any Company Shares or other voting securities of the Company acquired by the Stockholder after the date of this Agreement, including, without limitation, by way of (a) a stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or similar transaction or (b) the exercise of any Company Options.

         "MEETING" means any meeting of the stockholders of the Company, whether annual or special, and including any adjourned or postponed meeting.

         "VOTE" means (a) voting in person or by proxy in favor of or against any action, approval or agreement, (b) consenting to or withholding consent from any action, approval or agreement (whether or not such consent is in writing) and (c) taking any similar action in favor of or against any action, approval or agreement; and "VOTING" shall have the correlative meaning.

         1.3 INTERPRETATION. The headings in this Agreement are for reference only and shall not affect the meaning or integration of this Agreement. All references in this Agreement to Articles, Sections or Schedules shall refer to Articles or Sections of or Schedules to this Agreement unless the context shall require otherwise. The words "include," "includes" and "including" shall not be limiting and shall be deemed to be followed by the phrase "without limitation."

                                   ARTICLE II

                                     VOTING

         2.1 AGREEMENT TO VOTE. The Stockholder agrees that he shall appear at any Meeting (or otherwise cause his Covered Shares to be counted as present thereat) for purposes of establishing a quorum and, if requested by Parent, to cause his Covered Shares to be included in any written consent of stockholders of the Company. In connection with any such Meeting or written consent, as applicable, the Stockholder further agrees that he shall, and shall cause the record holder of any of his Covered Shares to, Vote all of his Covered Shares:

         (a) in favor of adoption of the Merger Agreement and any other action or approval required in furtherance of the Merger;

         (b) against any action, proposal or agreement that would compete with, impede, interfere with, adversely affect, tend to discourage or inhibit the adoption of the Merger Agreement or the timely consummation of the transactions contemplated by the Merger Agreement; and

         (c) against any action, proposal or agreement that would result in any breach of a representation, warranty, covenant or agreement of the Company under the Merger Agreement.

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                                                                               3


         2.2 FIDUCIARY DUTIES. Notwithstanding anything to the contrary in this Agreement, the agreements of the Stockholder contained in this Agreement shall not govern, limit or restrict the Stockholder's ability to exercise his or her fiduciary duties to the stockholders of the Company as provided by the Merger Agreement or under applicable Legal Requirements in his capacity as a director of the Company.

         2.3 NO OWNERSHIP INTEREST. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of, or with respect to, any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder. Except as otherwise provided in this Agreement, Parent shall not have any power or authority to direct any Stockholder in (a) the Voting of any of the Stockholder's Covered Shares or (b) the performance of the Stockholder's duties or responsibilities as a stockholder or director of the Company.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         The Stockholder represents and warrants to Parent as follows:

         3.1 POWER AND AUTHORIZATION. The Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the Stockholder's power and authority and have been duly and validly authorized by all necessary action on the part of the Stockholder.

         3.2 ENFORCEABILITY. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

         3.3 GOVERNMENTAL AUTHORIZATIONS. The execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Body, other than compliance with the applicable requirements, if any, of the Exchange Act.

         3.4 NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated by this Agreement do not and will not, directly or indirectly (with or without notice of lapse of time):

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                                                                               4


         (a) contravene, conflict with, or result in any violation or breach of, any provisions of the organizational documents of the Stockholder (to the extent that the Stockholder is an Entity;

         (b) contravene, conflict with, or result in any violation or breach of, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Stockholder, or any of his Covered Shares, is subject;

         (c) require any consent, approval or other authorization of, or any filing with or notification to, any Person under any Contract to which the Stockholder is a party or by which he or any of his Covered Shares may be bound;

         (d) contravene, conflict with or result in a violation or breach of, or result in a default under, in any material respect, any provision of any Material Contract to which the Stockholder is a party, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract to which the Stockholder is a party, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, or (iii) cancel, terminate, amend or modify any term of any Material Contract to which the Stockholder is a party;

         (e) cause the creation or imposition of any Encumbrance on any of his Covered Shares, other than as contemplated by this Agreement.

         3.5 OWNERSHIP. As of the date of this Agreement, the Stockholder is the sole beneficial owner and/or record holder of the number of Company Shares and Company Options set forth opposite the Stockholder's name on Schedule A, which constitute all of the Company Shares and Company Options beneficially owned and/or held of record by the Stockholder. The Stockholder owns no other rights or interests convertible or exchangeable into or exercisable for any securities of the Company.

         3.6 VOTING. The Stockholder has the sole power to Vote or direct the Vote of, dispose of and issue instructions with respect to his Covered Shares, and the sole power to agree to all of the matters set forth in this Agreement, with no limitations, qualifications or restrictions on such powers, subject to applicable United States federal securities Laws and this Agreement. The Stockholder: (a) is not a party to any Contract (including any voting agreement) with respect to any of his Covered Shares; (b) has not deposited any of his Covered Shares into any voting trust; and (c) has not granted any proxy or power of attorney with respect to any of his Covered Shares, in each case inconsistent with the Stockholder's obligations under this Agreement.

         3.7 TITLE. The Stockholder has, and on the Closing Date will have, good and marketable title to all of his Covered Shares, in each case free and clear of any Encumbrances other than as contemplated by this Agreement.

         3.8 MERGER AGREEMENT. The Stockholder has received and reviewed a copy of the Merger Agreement.

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                                                                               5


         3.9 BROKERS AND FINDERS. Except as provided in the Merger Agreement, no broker, finder, investment banker or any other Person is entitled to any brokerage, finder's or other fee or commission from any of the Acquired Companies in connection with the Merger or any of the other transactions contemplated by the Merger Agreement based upon arrangements made by or on behalf of the Stockholder.

                                   ARTICLE IV

                                 OTHER COVENANTS

         4.1 NO INCONSISTENT AGREEMENTS. The Stockholder covenants and agrees that the Stockholder shall not: (a) enter into any Contract (including any voting agreement) with respect to any of his Covered Shares; (b) deposit any of his Covered Shares into any voting trust; or (c) grant any proxy or power of attorney with respect to any of his Covered Shares, in each case inconsistent with the Stockholder's obligations under this Agreement.

         4.2 NO TRANSFERS. The Stockholder agrees that he shall not: (a) sell, assign, give, tender, offer, exchange or otherwise transfer any of his Covered Shares; (b) encumber, pledge, hypothecate or otherwise permit (including by omission) the creation or imposition of any Encumbrance on any of his Covered Shares; or (c) enter into any Contract with respect to any of the foregoing, in each case without the prior written consent of Parent.

         4.3 NO REGISTRATIONS OF TRANSFERS. The Stockholder (a) agrees that he shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Covered Shares and (b) consents to the entry of stop transfer instructions by the Company of any transfer of the Stockholder's Covered Shares, unless such transfer is made in compliance with
Section 4.2.

         4.4 NO SOLICITATION. (a) The Stockholder agrees that he shall not, and shall cause each of its Affiliates (other than the Company and its directors, to the extent permitted by the Merger Agreement) not to, directly or indirectly, (i) solicit, initiate, or encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an Acquisition Transaction, (ii) furnish any information regarding any of the Acquired Companies to any Person that has made or indicated an intention to make any inquiry, proposal or offer related to an Acquisition Transaction, (iii) engage in discussions or negotiations with any Person that has made or indicated an intention to make any inquiry, proposal or offer related to any Acquisition Transaction, (iv) approve, endorse or recommend any proposal or offer related to an Acquisition Transaction, (v) make or authorize any statement, recommendation or solicitation in support of any proposal or offer related to an Acquisition Transaction, (vi) enter into any letter of intent, agreement in principle or similar document or any Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction, or (vii) propose to do any of the foregoing; provided, however, nothing in this Section 4.4(a) shall prohibit the Stockholder from participating as a

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                                                                               6


member of the Board of Directors of the Company with respect to the matters covered in the provisos sets forth in Section 4.2(a) of the Merger Agreement in accordance therewith.

         (b) The Stockholder shall within two business days advise Parent of any inquiry or proposal or offer received by the Stockholder or any of his Representatives related to an Acquisition Transaction or any request for nonpublic information relating to any of the Acquired Companies by any Person that has made or indicated an intention to make any inquiry, proposal or offer related to an Acquisition Transaction. The Stockholder shall within two business days provide Parent with the identity of such Person and a copy of such inquiry, proposal, offer or request (or, where no such copy is available, a detailed description of such inquiry, proposal, offer or request). The Stockholder shall keep Parent fully informed on a current basis of the status and details of any such inquiry, proposal, offer or request, and any related communications to or by the Stockholder or his Representatives.

         4.5 NO GROUPS. The Stockholder agrees that he shall not, and shall cause each of his Affiliates not to, become a member of a "group" (as that term is used in Section 13(d) of the Exchange Act) with respect to any Company Shares or other voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

         4.6 NO PUBLIC STATEMENTS. The Stockholder agrees that he shall not, and shall cause each of his Affiliates (other than the Company and its directors, to the extent permitted by the Merger Agreement) not to, issue any press releases or make any public statements with respect to this Agreement, the Merger Agreement or any of the transactions contemplated by the Merger Agreement without the prior written consent of Parent.

         4.7 NO DISPARAGING STATEMENTS. The Stockholder, on the one hand, and Parent, on the other hand, each agree not to, directly or indirectly, disparage the other party or any of its Affiliates, except as required by applicable Legal Requirements. Notwithstanding the forgoing, nothing in this
Section 4.7 shall prevent any Person from making any truthful statement to the extent (i) necessary in connection with any litigation involving this Agreement, the Merger Agreement or any of the Ancillary Agreements including the enforcement of this Agreement or (ii) required by Legal Requirements or by Governmental Body with apparent jurisdiction or authority to order or require such Person to disclose or make accessible such information.

         4.8 DELIVERY OF ESCROW AMOUNT. The Stockholder hereby consents and agrees that, pursuant to Section 1.6(b) of the Merger Agreement, the Stockholder Escrow Amount shall be deducted from the aggregate Price Per Share payable to the Stockholder and delivered, simultaneously with the Closing, by Parent to the Escrow Agent, such amount to be held in the Escrow Account in accordance with the terms of the Escrow Agreement, as security for the obligations set forth therein.

         4.9 FURTHER ASSURANCES. Except as contemplated by Section 2.3, the Stockholder will, without further consideration, (i) use all reasonable efforts to cooperate with the parties to the Merger Agreement and the Ancillary Agreements in connection with the transactions contemplated by the Merger Agreement and the Ancillary Agreements, (ii) promptly execute and deliver such additional documents and take such reasonable actions as are reasonably necessary or appropriate to carry out the provisions of this Agreement and (ii) promptly provide any information reasonably requested by the parties to the Merger Agreement and the Ancillary Agreements for any regulatory application or filing made or approval sought in connection with such transactions (including filings with the SEC or any other Governmental Body).

         4.10 WAIVER OF APPRAISAL AND DISSENT RIGHTS. Without limiting the generality of the other obligations of the Stockholder hereunder, the Stockholder hereby waives and agrees not to assert, and agrees to cause his Affiliates to waive and not to assert, any rights of appraisal or rights of dissent in connection with the Merger that the Stockholder or his Affiliates may have.

         4.11 NOTICE OF VOTE. The Stockholder agrees that if he shall have received written notice from Parent that there exists a dispute as to whether the Merger Agreement or this Agreement have been validly terminated in accordance with their respective terms, then until the matters in dispute have been finally resolved by agreement of Parent or by a final non-appealable order of a court having valid jurisdiction, if the Stockholder intends to Vote or effect a transaction described in Section 4.2 with respect to all or any portion of his Covered Shares, the Stockholder shall provide at least 10 days' (or if the 10th day shall fall on a day that is not a business day, no later then the business day immediately preceding such 10th day) prior written notice to Parent of the date on which the Stockholder intends to so Vote or effect such transaction with respect to such Shares, describing in reasonable detail the nature of any such intended Vote or transaction.

                                   ARTICLE V

                                 MISCELLANEOUS

         5.1      TERMINATION. This Agreement (other than Section 4.7 and
Section 4.11, which shall survive) shall terminate upon the earlier of (a) the Effective Time and (b) the day on which the Merger Agreement is terminated in accordance with its terms and, if applicable, the Termination Fee is paid by the Company to Parent pursuant to Section 8.3 of the Merger Agreement. Any such termination shall be without prejudice to any liabilities arising under this Agreement prior to such termination.

         5.2 AMENDMENTS; WAIVERS. This Agreement may not be amended or waived except by an instrument in writing signed (a) by each of the parties to this Agreement in the case of an amendment or (b) by the party against whom the waiver is to be effective in the case of a waiver. No failure or delay by any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other right, power or privilege.

         5.3 NOTICES. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:

                  If to Parent, to:

                  Electrograph Holdings, Inc.
                  c/o Caxton-Iseman Capital, Inc.
                  500 Park Avenue, 8th Floor
                  New York, NY  10022
                  Attention:  Robert A. Ferris
                  Facsimile:  (650) 327-4730 and
                                  (212) 832-9450


                  with a copy to:

                  Paul, Weiss, Rifkind, Wharton & Garrison LLP
                  1285 Avenue of the Americas
                  New York, New York 10019-6064
                  Facsimile: (212) 757-3990
                  Attention:  Carl L. Reisner, Esq.

                  If to the Stockholder, to his address or facsimile number set forth on the signature pages to this Agreement or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 5.3, (b) if delivered by overnight courier service, the next business day after such communication is sent to the address specified in this Section 5.3, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 5.3 and appropriate confirmation is received.

         5.4 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. No party to this Agreement may assign, delegate or otherwise transfer any of his or its rights or obligations under this Agreement without the consent of the other parties.

         5.5 GOVERNING LAW. THE PROVISIONS OF THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         5.6 SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND TO THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT THEREOF IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER OR FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT ARISING OUT OF OR RELATING TO THIS LETTER, AND HEREBY WAIVES ANY OBJECTION AS TO VENUE AND FORUM NON CONVENIENS WITH RESPECT TO ANY SUCH ACTIONS BROUGHT IN ANY OF SUCH COURTS. PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE SERVED BY CERTIFIED MAIL ON ANY PARTY HERETO ANYWHERE IN THE WORLD WHERE SUCH PARTY IS FOUND AND MAY ALSO BE SERVED UPON ANY PARTY IN THE MANNER PROVIDED FOR THE SERVICE OF PROCESS UNDER THE LAWS OF THE STATE OF NEW YORK OR THE LAWS OF THE PLACE OR JURISDICTION WHERE SUCH PARTY IS FOUND.

         5.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE STOCKHOLDER IN THE NEGOTIATIONS, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

         5.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

         5.9 NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies.

         5.10 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other Persons or circumstances shall

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                                                                              10


not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

         5.11 RULES OF CONSTRUCTION. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Legal Requirements or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

         5.12 REMEDIES. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party shall be cumulative with and not exclusive of any other remedy conferred in this Agreement, at law or in equity, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

         5.13 SPECIFIC PERFORMANCE. The parties to this Agreement agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         5.14 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

                            [Signature pages follow]

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement or other authorized person as of the date first written above.

                                        ELECTROGRAPH HOLDINGS, INC.



                                        By: /s/ Robert A. Ferris
                                            --------------------------------
                                            Name:  Robert A. Ferris
                                            Title: Vice President and Treasurer

                                       /s/ Barry R. Steinberg
                                       ------------------------------------
                                       Barry R. Steinberg


                                        NOTICES
                                        Barry R. Steinberg
                                        50 Marcus Blvd.
                                        Hauppauge, NY 11788
                                        Facsimile: (631) 435-2113


                                        with a copy to:

                                        Bryan Cave LLP
                                        1290 Avenue of the Americas
                                        New York, New York 10021
                                        Attention: Alan S. Pearce, Esq.
                                        Facsimile: (212) 541-4630

                                        AND

                                        Kressel, Rothlein, Walsh & Roth, LLC
                                        684 Broadway
                                        Massapequa, New York 11758
                                        Attention: Joel Rothlein, Esq.
                                        Facsimile (516) 798-5498

                                                                      SCHEDULE A


--------------------------------------------------------------------------------
       Name                    Company Shares             Company Stock Options

Barry R. Steinberg                4,690,201                         0
--------------------------------------------------------------------------------